Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anchiano Therapeutics Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-252070) on Form S-4 of Anchiano Therapeutics Ltd. of our report dated March 7, 2021, with respect to the consolidated balance sheets of Anchiano Therapeutics Ltd. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Anchiano Therapeutics Ltd.

Our report dated March 7, 2021 contains an explanatory paragraph that states that the Company has suffered recurring losses and cash flow deficits from operations that together with other matters described in Note 1 to the consolidated financial statements raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Somekh Chaikin

Member firm of KPMG International

Tel Aviv, Israel

March 7, 2021